UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2012

VERINT SYSTEMS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34807 (Commission File Number)	11-3200514 (IRS Employer Identification No.)

330 South Service Road, Melville, New York (Address of Principal Executive Offices)	11747 (Zip Code)

Registrant's telephone number, including area code: (631) 962-9600

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director.

Effective July 10, 2012, Theodore H. Schell resigned from the Verint Systems Inc. ("Verint", "we", "us", or "our") board of directors (the "Board") and all committees thereof. Mr. Schell's resignation was not the result of any disagreement with Verint or its operations, policies, or practices.

(d) Appointment of New Director.

On July 10, 2012, the Board approved the election of Earl C. Shanks as a director upon the recommendation of Comverse Technology, Inc. ("Comverse"), our majority stockholder. We have been informed by Comverse that it recommended Mr. Shanks for election to our Board pursuant to the May 30, 2012 letter agreement between Comverse and Cadian Capital Management, LLC previously disclosed by Comverse in its quarterly report on Form 10-Q for the period ended April 30, 2012 filed with the Securities and Exchange Commission on June 11, 2012. Neither Verint nor Mr. Shanks is a party to that letter agreement. For more information about Comverse's ownership of a majority of our voting stock, including its ability, acting alone, to cause the removal of existing directors and/or the election of new directors to our Board in order to fill vacancies, please see our definitive proxy statement filed with the Securities and Exchange Commission on May 14, 2012.

The Board has determined that Mr. Shanks is "independent" for purposes of NASDAQ's governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)).

Mr. Shanks, age 56, is currently the Chief Financial Officer at Convergys Corporation ("Convergys"), a global leader in relationship management and a major provider of outsourced business services. From 1996, Mr. Shanks held various financial leadership roles with NCR Corporation and served as global Chief Financial Officer from 2001 to 2003 where he oversaw treasury, finance, real estate, tax, and six business unit finance teams. Mr. Shanks also served as Chairman of the board of directors of NCR Japan, a publicly traded corporation, from 1998 to 2001. From 1991 to 1996, Mr. Shanks served as the Vice President and Treasurer of Farley Industries, a private equity firm, and Fruit of the Loom Inc., an apparel manufacturer. From 1983 to1991, he served in various tax leadership roles at Farley Industries and Fruit of the Loom Inc.

Mr. Shanks is expected to become party to an Indemnification Agreement with us on the same basis as our other directors, the terms of which are described in our Annual Report on Form 10-K for the year ended January 31, 2012. Mr. Shanks will be compensated for his service in the same manner as our other independent directors, each of whom receives a $50,000 annual retainer (paid quarterly) and an annual equity grant valued at $140,000, subject to one-year vesting, which will be pro rated for Mr. Shanks's partial year of service. As a member of the Audit Committee of our Board (the "Audit Committee"), Mr. Shanks will also receive a pro rated portion of the $15,000 annual retainer (paid quarterly) for membership on such committee.

As disclosed above, Mr. Shanks currently serves as the Chief Financial Officer at Convergys. Convergys is an indirect customer of the Company and during the fiscal year ended January 31, 2012, a partner placed orders with us on behalf of Convergys totaling approximately $4.2 million, all in connection with ordinary business course transactions. The terms of these transactions were negotiated before Mr. Shanks became a candidate for our Board and we believe they were on terms that were no less favorable to us than those that would have been obtained from unaffiliated parties.

The information referred to in "Item 8.01 Other Events" below related to Mr. Shanks's committee membership is incorporated by reference herein.

Item 8.01. Other Events

Effective July 10, 2012, in connection with Mr. Shanks's election to the Board, Mr. Shanks was appointed as a member of the Audit Committee. As a result, as of July 10, 2012, the members of the Audit Committee are Larry Myers (chair), Victor DeMarines, Howard Safir, and Mr. Shanks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: July 12, 2012

	By:	/s/ Peter Fante
		Name:	Peter Fante
		Title:	Chief Legal Officer